Exhibit 99.2

Contact: BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

BALLY TOTAL FITNESS FILES “PREPACKAGED” PLAN OF REORGANIZATION
•	“Prepackaged” Chapter 11 Plan Reflecting Previously Announced Financial Restructuring

•	Plan Overwhelmingly Approved by Company’s Senior Noteholders and Senior Subordinated Noteholders

•	Restructuring will Substantially Reduce Company’s Debt, Strengthen its Cash Position, and Provide Greater Financial Flexibility to Invest in its Clubs

•	Normal Operations will Continue Throughout Restructuring Process

•	Members, Employees and Vendors will be Unaffected
CHICAGO — August 1, 2007 — Bally Total Fitness Holding Corporation (Pink Sheets: BFTH) today announced that, together with certain of its affiliates, it has commenced voluntary reorganization proceedings under chapter 11 of the U.S. Bankruptcy Code. The proceedings, filed last night in the U.S. Bankruptcy Court for the Southern District of New York, seek to confirm the “prepackaged” Plan of Reorganization the Company’s bondholders have voted to support. As previously announced, the Plan was negotiated by an Ad Hoc Committee formed by holders of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) and approved by holders of more than 99% in dollar amount of the Senior Notes and more than 98% in dollar amount of the Senior Subordinated Notes that cast ballots in its prepackaged plan solicitation.
If confirmed, the Plan will restructure and substantially reduce the Company’s debt, strengthen the Company’s cash position and provide greater financial flexibility. As announced in May, the Plan will reduce the outstanding principal amount of the Company’s existing Senior Subordinated Notes by $150 million, reduce cash interest expense by as much as $29 million per year and provide the Company with $90 million in capital through the issuance of New Senior Subordinated Notes in a rights offering backstopped by Tennenbaum Capital Partners, LLC and Anschutz Investment Company, through certain of their affiliates, and Goldman Sachs & Co., who collectively hold more than 80% of the Senior Subordinated Notes. As provided in the Plan, Bally expects to emerge from chapter 11 as promptly as possible, no longer subject to public reporting obligations.
“The chapter 11 financial restructuring enables us to strengthen our balance sheet, while providing us with capital to make necessary investments in our clubs and facilities to better serve our valued members, as well as attract new members,” said Don R. Kornstein, Interim Chairman and Chief Restructuring Officer of Bally Total Fitness. “This is a positive step to ensure Bally’s future success and we appreciate the support and flexibility of our senior and senior subordinated noteholders. Importantly, the process allows us to continue normal business operations. Members, employees and vendors will not be adversely impacted.”
The Company will continue normal club operations and member services during its restructuring process. Bally intends to pay employee salaries and benefits without interruption, and intends to pay vendors in the normal course of business.
As previously announced, Bally has entered into a commitment letter with Morgan Stanley Senior Funding, Inc., as sole lead arranger and sole bookrunner, for $292 million of super-priority secured debtor-in-possession and senior secured exit credit financing.
Jefferies & Company, Inc. is serving as financial advisor and Latham & Watkins LLP is acting as legal advisor with respect to the bankruptcy.
The Ad Hoc Committee has retained Houlihan Lokey Howard & Zukin Capital as financial advisor and Akin Gump Strauss Hauer & Feld, LLP as counsel.
More information about the Company’s chapter 11 filing is available on its Web site at www.ballyfitness.com and from the Company’s chapter 11 website and hotline:
Bally Chapter 11 Information Website:
http://www.kccllc.net/bally
Bally Chapter 11 Information Hotline:
Toll Free: (888) 251-3046
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Company’s Annual Report on Form 10-K, which was filed on June 29, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the effect of any third party proposals for competing plans of reorganization, whether all necessary conditions and approvals are ultimately satisfied and obtained for the reorganization under the proposed terms, whether the bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan of reorganization.
While the Company is in the process of restructuring, investments in its securities will be highly speculative.